Exhibit 99.1

                                  IGI, INC.
                     CODE OF BUSINESS CONDUCT AND ETHICS
                    FOR OFFICERS, DIRECTORS AND EMPLOYEES

The Board of Directors of IGI, Inc. ("the Company") has adopted this code of ethics ("Code") to:

      * promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

      * promote full, fair, accurate, timely and understandable disclosure;

      * promote compliance with applicable laws and governmental rules and regulations;

      * ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information; and

      *     deter wrongdoing.

All directors, officers and employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them. The Company's more detailed policies and procedures are set forth in IGI, Inc. Code of Conduct and IGI Employee Business Conduct Guidelines (indexed hereto).

For purposes of this Code, the "Code of Ethics Contact Person" is the Company's Chief Executive Officer.

From time to time, the Company may waive some provisions of the Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by SEC. Any waiver for other employees may be made only by the Board of Directors and/or Chief Executive Officer.

I.    Honest and Candid Conduct

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

      * Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company's policies.

      * Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the Company's policies.

      *     Adhere to a high standard of business ethics.

II.   Conflicts of Interest

A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or his or her family, receives improper personal benefits as a result of his or her position within the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Code of Ethics Contact Person.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided.

Such situations, if material, should always be discussed with the Code of Ethics Contact Person.


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Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

III.  Disclosure

Each director, officer or employee involved in the Company's disclosure process, including the Chief Executive Officer and the Chief Financial Officer (the "Senior Financial Officers"), is required to be familiar with and comply with the Company's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company's public reports and documents filed with the Securities and Exchange Commission ("SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company's disclosure process, including without limitation the Senior Financial Officers, must:

      * Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

      * Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

      * Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

IV.   Compliance

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

It is against the Company's policy and in many circumstances illegal for a director, officer or employee to profit from undisclosed information relating to the Company or any other company. Any director, officer or employee may not purchase or sell any of the Company's securities while in possession of material nonpublic information relating to the Company. Also, any director, officer or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company.

Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with the Code of Ethics Contact Person.

V.    Reporting and Accountability

The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.


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Each director, officer or employee must:

      * Notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

      * Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

The Audit Committee shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee.

From time to time, the Company may waive some provisions of the Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by SEC. Any waiver for other employees may be made only by the Board of Directors and/or Chief Executive Officer.

VI.   Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.

VII.  Confidentiality

In carrying out the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

VIII. Fair Dealing

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company's customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

IX.   Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.


                                  IGI, INC.

                               CODE OF CONDUCT

I.    Introduction and General Guidelines

      Since its organization in 1977, IGI Inc. ("IGI" or the "Company"), has endeavored to maintain the highest standards of ethical conduct in all of its activities. One of IGI's operating principles is to conduct its business with the highest level of honesty and integrity in order to:

      *     foster public trust and confidence in the Company;

      *     maintain employee pride;

      *     protect confidential and/or proprietary information; and

      *     comply with all applicable federal, state and local laws.

      The purpose of this Code of Conduct (the "Code") is to communicate the highest standards of legal and ethical conduct expected of all directors, officers and employees of IGI, its affiliates and subsidiaries. Adherence to the Code is the responsibility of all directors, officers and employees as a condition of employment, continued employment or service as an officer or director.

      The Code will assist directors, officers and employees in avoiding situations where public trust and confidence might be compromised or a statutory or regulatory requirement violated. The Code will also assist directors, officers and employees in handling situations where IGI's integrity could be compromised. However, no code of conduct can hope to spell out the appropriate ethical behavior for every situation with which an individual will be confronted. The vagaries of daily life provide a spectrum of situations that can never be adequately anticipated by any set of rules intended to govern personal conduct. Therefore, this Code is based in large part on disclosure and communication. The Company strongly encourages all directors, officers and employees to communicate with their supervisors, where applicable, or their Department Head or the Compliance Officer regarding possible violations of this Code or regarding any questions they may have with respect to the meaning or applicability of the Code.

      In some circumstances, disclosure is expressly required by the Code. Generally, this disclosure should be made to an individual' s immediate supervisor. If for any reason an individual feels uncomfortable disclosing a particular situation or matter to his or her immediate supervisor, he or she may instead contact his or her Department Head or the Compliance Officer. Whether expressly required or not, where an individual has some doubt or some question as to whether an action is or might be in violation of this Code, he or she should bring the matter to the attention of his or her supervisor, the Compliance Officer, or the other parties previously mentioned. No Code of Conduct can be truly effective without the freedom to ask questions, exchange information and report questionable conduct in an environment without fear of reprisal for taking such actions. Therefore, to the fullest extent possible, all inquiries will be kept confidential.


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      Please take time to read this Code carefully, since ignorance of its contents provides no defense in the event that an individual finds himself or herself in a questionable situation. The Company considers strict compliance with this Code to be a matter of utmost importance. Therefore, the Company will take all reasonable steps to ensure that the Code is consistently enforced. Individuals who materially violate its contents or who fail to disclose a violation known to them will be faced with disciplinary action.

      Failure to comply with, or report a known violation of, the Code may result in suspension or loss of delegated authority, termination and/or reimbursement to the Company for any losses or damages resulting from the misconduct. In deciding whether any disciplinary action is necessary and what disciplinary action should be taken, the following factors will be taken into consideration:

      *     the gravity of the violation;

      *     whether the violation was negligent, willful or knowing; and

      * what, if any, action against the person committing the violation is sufficient to deter future similar conduct.

      The form of discipline that is appropriate, however, will be decided on a case-by-case basis. As with all matters involving disciplinary action, principles of fairness will apply. Any individual charged with misconduct will be afforded an opportunity to explain his or her conduct and any mitigating information before corrective action is taken.

      In order to convey the applicable standards of conduct and compliance policies and procedures to all directors, officers and employees, the following steps will be taken:

      * All current and future directors, officers and employees will be provided an opportunity to carefully review this Code and will be required to sign a written acknowledgment affirming that they have received and reviewed the Code.

      * Each year, directors, officers and employees will be asked to reaffirm in writing that they are familiar with the substance of this Code and have conducted themselves in accordance with its contents during the past year.

      * The Company will have periodic meetings reviewing the matters covered in this Code.

      * The Code will be periodically reviewed and updated, as necessary.

II.   Employment Matters

      It is Company policy to (i) provide equal opportunities for employment and advancement on the basis of ability and aptitude without regard to race, color, religion, age, sex, disability or national


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origin, and (ii) to compensate employees fairly, according to their performance, and to provide equitable benefits within the framework of prevailing practices.

      Illegal discrimination and harassment will not be tolerated. Company personnel may not engage in hiring or other employment practices which discriminate against job applicants or existing employees based on race, color, religion, age, sex, disability or national origin. Discriminatory practices in the workplace could expose an individual and/or the Company to civil and, in some cases, criminal sanctions.

      Company personnel may also not engage in racial, ethnic, religious or sexual harassment of employees or job applicants. Racial, ethnic and religious harassment includes such conduct as slurs, jokes, or intimidation. Sexual harassment includes unwelcome sexual advances or other verbal or physical conduct of a sexual nature when (i) submission to such conduct is made, either explicitly or implicitly, a term or condition of an individual's continued employment, (ii) submission to or rejection of such conduct by an individual is used as the basis for personnel decisions (such as promotions) affecting the individual, or (iii) the conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile or offensive working environment.

      All supervisors, managers and executives are expected and encouraged to be alert to the possible presence of discrimination and harassment in the workplace, to take appropriate steps to prevent incidents from occurring, and to institute measures for remedial action in the event incidents actually take place.

      Any questions about this policy, or any complaint by an employee or job applicant who is subjected to harassment or discrimination, should be directed to the Compliance Officer. All reports can be made without fear of reprisal, and the appropriate confidentiality will be maintained. Each report will be immediately investigated, If a violation of this policy is found, prompt action will be taken and the involved employee will be subject to disciplinary action, which may include dismissal.

III.  Substance Abuse

      The Company is dedicated to ensuring a drug-free and alcohol-free work environment. The use, possession or other involvement with drugs, alcohol or other illegally controlled substances is inconsistent with the professionalism and integrity that the Company demands and expects of its employees. Employees are expected to be physically and mentally fit-for-duty while at work. An employee who is under the influence of alcohol or illegal drugs while at work is not fit-for-duty and may pose a risk of harm to those


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with whom he or she works. An employee who is not fit-for-duty because of the use of illegal drugs or the abuse/misuse of alcohol will be subject to discipline, up to and including immediate discharge.

      In addition, a medical screen for drugs may be included as a condition of continued employment for any employee suspected of violating this policy. A drug screen may also be included as a condition of employment in the Company, including pre-employment, executive and work-related physical examinations.

IV.   Company Property

      All Company property, including equipment, machinery, inventory, products and intellectual property may be used for Company purposes only. Company property may not be used for the personal benefit or enrichment of any employee, officer or director. Any Company property issued to employees, officers or directors in their capacity as such are to be utilized for business purposes only.

V.    Conflicts of Interest

      Each director, officer and employee should avoid any activity or association which conflicts with, or appears to conflict with, the independent exercise of his or her judgment in the interests of IGI. Conflicts of interest can arise in many situations. It would be impossible to cover all potential conflicts in this Code; therefore, it is in each individual' s best interest to consult with the Compliance Officer before taking any action that might potentially give rise to a conflict of interest.

      There are several general principles which should guide all directors, officers and employees in the conduct of Company business so as to avoid giving the appearance of a conflict. A conflict of interest may exist when a director, officer or employee is involved in (i) outside employment in areas similar to those in which the Company is involved, (ii) outside work for suppliers, competitors or potential competitors of the Company, (iii) other activities that have the potential to impair objectivity and work performance, and (iv) activities that could reflect negatively on the reputation of the Company. Holding a financial interest in a business concern that is a supplier, customer or competitor of the Company may also, under certain circumstances, constitute a conflict of interest.

      To avoid giving the appearance of a conflict of interest, the following activities are strictly prohibited without the prior approval of the Chief Executive Officer or his designee:

      * Directors, officers and employees may not own stock or have a proprietary interest in a supplier, customer, or any competitor of IGI. This prohibition does not apply if a director, officer or employee owns less than one percent of the stock of a publicly traded company. In addition, if a director, officer or employee makes this kind of investment before joining the Company, he or she should immediately report this information to the Compliance Officer.

      * Directors, officers and employees may not act as officers, directors, partners, consultants, representatives, agents or employees of: (i) a supplier, customer or competitor of IGI;
            (ii) any business that is involved in technical areas or product lines that are similar to those of IGI; or (iii) a business, the customers of which reasonably may be expected to include IGI.

      * A director, officer or employee may not hold a position as a director or officer of any business organized for profit without the prior authorization of the Chief Executive Officer or his designee.

      * Directors, officers and employees may not engage in any other outside activity that could appear to influence the objective decisions required in the performance of their job responsibilities. Examples of such activities include:

            (i) a financial involvement with an employee or representative of a supplier, vendor, customer, or competitor of IGI with whom the director, officer or employee regularly comes in contact in the performance of their job responsibilities;

            (ii) accepting personal discounts on products, services, or other items suitable for personal use from an employee or representative of a supplier, vendor or competitor of IGI (See Section VII - "Receipt of Gifts, Employment, Gratuities and Entertainment.");

            (iii) personal or business activities that could invoke
                  unapproved disclosures of Company proprietary information, or the unapproved disclosure of the proprietary information of others that has been entrusted to the Company (See Section IX -"Confidential
                  Information.");

            (iv) personal interests or activities that could only be reasonably accomplished using Company time, material, equipment, or proprietary information (e.g. working for an outside interest whose activities could only reasonably be conducted during normal business hours).

      These guidelines are not intended to prohibit or prevent directors, officers or employees from participating in civic and charitable activities. Prior approval is not required for involvement in such activities. However, a director, officer or employee should notify the Compliance Officer if there is any question that participation might present or give the appearance of presenting a conflict of interest. The Company will not reimburse anyone for expenses incurred in such activities unless the expenses are associated with professional activities which have been approved by the Compliance Officer in advance.

VI.   Employee Participation in Political Activities

      A.    General

      The Company encourages its directors, officers and employees to become involved in civic affairs and to participate in political activities. However, participation in such activities must be strictly on an individual basis and must be conducted on an individual's own time and at his or her own expense. Each director, officer and employee must take care in all cases to avoid giving the appearance that he or she is acting or speaking on the Company' s behalf. If any director, officer or employee speaks on public issues, he or she must make it clear that the comments or statements made are those of himself or herself alone and are not attributable to the Company.

      If any director, officer or employee is asked to speak or wishes to speak for the Company on issues of regulatory or legislative significance, he or she must first obtain the approval of the Chief Executive Officer.

      B.    Political Contributions

      The Federal election laws of the United States expressly prohibit a corporation from making contributions to any candidate for federal office or to a political party. This prohibition includes direct and indirect payments, regardless of whether they are given in cash, goods or services. Accordingly, a director, officer or employee may not at any time make a contribution for or on behalf of the Company to a political party or in connection with an election to a federal office nor may the Company reimburse any director, officer or employee for such contributions. Although personal contributions to candidates for state or local election may be permissible under state law, as a general matter of policy, such contributions may not be made on behalf of the Company.

      IGI's policy with respect to political contributions applies solely to the use of Company assets and is not intended to discourage or prevent individuals from engaging in political activities on their own time and at their own expense. Each director, officer and employee must take care, however, in all cases to avoid giving the appearance that he or she is acting on the Company' s behalf.

      C.    Trade Associations

      IGI's policy prohibits Company contributions to trade associations or other political action committees (PACs) where the contribution will be used either directly or indirectly in support of candidates in violation of federal or state law. This policy does not, however, prohibit the Company from supporting the legitimate lobbying efforts of a trade association of which the Company is a member.

      D.    Dealings with Public Officials

      It is in the Company' s best interest to avoid any action which could give the appearance that a public official 's judgment or integrity may have been compromised. Therefore, it is against Company policy to purchase meals, gifts or entertainment for public officials whose duties encompass the oversight or regulation of the Company or any of its subsidiaries. Exceptions to this policy may be made for certain courtesies such as, beverages and food consumed on the Company' s premises in connection with the conduct of the official's duties, provided that the public official is permitted to accept such courtesies under any law and/or code of ethics applicable to the official.

VII.  Receipt of Gifts, Employment, Gratuities and Entertainment

      Receipt of gifts and entertainment by directors, officers and employees or their immediate family members may present potential conflicts of interest and may give the appearance that a director's, officer's or employee's business decisions are influenced. Therefore, directors, officers and employees and their immediate family members should not accept gifts, credits, payments, services, travel, entertainment or any other items of value for personal or professional use that may reasonably be deemed by others to affect their judgment or actions in the performance of their duties. In addition, no director, officer or employee shall solicit or accept employment for any of his or her immediate family members from any entity with which the Company engages in business. If a gift or other item of value is offered to a director, officer or employee, he or she should courteously decline the gift and report the offer to the Compliance Officer.

      Directors, officers and employees are permitted to accept certain business courtesies of nominal value. It is good practice, however, to confer with a supervisor or the Compliance Officer before accepting any questionable business courtesy. Generally, it is appropriate for a director, officer or employee to accept promotional and advertising novelties and other items of small monetary value provided that the item is widely distributed to others with a similar business relationship to the donor. Modest meals may be accepted if it serves a demonstrable business purpose and the expense would ordinarily be reimbursed by IGI as a reasonable business expense. In addition, a director, officer or employee may accept invitations to and attend corporate-sponsored entertainment or commemorative award dinners, to be attended by other business representatives, including competitors. Directors, officers and employees may accept gifts not exceeding $50 in value that do not create a sense of business obligation by the recipient to the donor.

      The foregoing restrictions and suggestions apply to immediate family members of any director, officer or employee of the Company.

VIII. Gifts, Entertainment and other Forms of Payment to Third Parties

      A.    General

      As a general matter, it is the Company's policy to avoid any relationship or act which might affect a person's independent judgement or reflect adversely on the Company or its products. Employees making or authorizing payment of Company funds are accountable for such payments and must follow the Company's procedures regarding all such disbursements. Generally, no payment should be made which would embarrass the Company if disclosed or which creates even an appearance of impropriety by a Company employee or representative.

      Payments to independent, non-employee commercial agents, consultants or other third parties for any purpose must be limited to reasonable compensation for services and reimbursement for reasonable expenses, including appropriate business entertainment expenses, when the recipient is accompanied by appropriate company officials, and must not include any other commissions or fees.

      While it is common practice to provide nominal gifts to customers, suppliers and other business-related individuals during the holiday season, employees may not offer or pay for any gift valued at more than $50 without the written authorization of his or her Department Head or the Compliance Officer. In addition, business expenses and entertainment relating to such persons must be customary, reasonable and properly authorized. Any questions regarding the appropriateness of a gift or expense should be discussed with the employee's Department Head or the Compliance Officer. All approved expenditures for meals, refreshments, and entertainment must be fully documented and recorded on the books of the Company in strict accordance with established policies and procedures.

      B.    Bribery

      1. Commercial Bribery. Commercial bribery deals with furnishing services, gifts, money or other items of other than nominal value to a customer and/or supplier (including their employees), other than in payment for goods or services, for the purpose of influencing the individual's conduct. Commercial bribery is illegal and against Company policy.

      2. Bribery of Public Officials. Bribery of public officials is also against Company and public policy. Federal, state and local government departments and agencies have regulations concerning acceptance by their employees of entertainment, meals and gifts from companies and persons with whom the departments and agencies do business or over whom they have regulatory authority. Directors, officers and employees may not give or offer to give, to such government employees any entertainment, meal, gift or loan, regardless of value, unless they have been advised in advance by the Company's counsel that such an offer is legal and proper under the laws and regulations of that regulatory authority. This policy is not meant to prohibit directors, officers and employees from entertaining socially any relatives or friends employed by government agencies. It should be made clear, however, that the entertainment is not in any way related to the Company's business.

      3. Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act (the "Act") prohibits the making of certain types of payments to foreign persons and requires the reporting to the United States government of any money or items of value given to a foreign official for the purpose of influencing a foreign government. The Act prohibits giving anything of value to (i) a foreign government official (excluding


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an employee of a foreign government whose duties are essentially ministerial or clerical), (ii) a foreign political party, including an official of the party or any candidate for foreign political office, or
(iii) an intermediary, if one has reason to know that all or part of the payment or gift will be passed along to any of these persons.

IX.   Confidential Information

      A.    Trade Secrets and Proprietary Information

      IGI's trade secrets, proprietary information and much of its internal information are valuable and irreplaceable assets. Protection of this information plays a vital role in IGI's continued growth, success and ability to compete in the marketplace. It is each director's, officer's and employee's obligation to (i) not disclose internal information to which he or she is privy to individuals outside the employ of IGI, (ii) not use this internal information for his or her own benefit or for the benefit of individuals outside the employ of IGI, and (iii) discuss this information with other IGI employees only on a "need to know" or a "need to use" basis and then only with the proviso that the information is a Company trade secret or proprietary information and must be kept confidential.

      Trade secrets and proprietary information covers a large category of information, such as:

      *     technical information and knowledge,

      *     know-how,

      *     business research,

      *     new product plans,

      *     supplies,

      *     equipment,

      *     formulas,

      *     strategic objectives,

      *     any unpublished financial or pricing information,

      *     employee,

      *     customer and vendor lists,

      * information regarding customer requirements, preferences, business habits and plans.

      This list is not complete, however, it suggests the wide variety of information which must be safeguarded.

      Some suggestions for protecting the confidentiality of internal information include (i) not leaving sensitive documents and materials on desks unattended either during or after business hours, (ii) not leaving visitors unattended in offices containing sensitive internal documents, and
(iii) not speaking about confidential matters in public and/or outside the workplace. Each director, officer and employee should use his or her good judgment in conducting Company business.

      If a director, officer or employee leaves IGI, his or her obligation to protect IGI's trade secrets and proprietary information continues until the information becomes publicly available. Correspondence, printed matter, documents or records of any kind, specific process knowledge, procedures and other matters are all the property of IGI and must remain at IGI when individual leaves his or her position at the Company.

      B. Communications with Media and Investors; Requests by Regulatory or Government Agencies

      Communications made on behalf of IGI with the media, securities analysts and investors must be made only by specifically designated representatives of the Company. Unless an employee has been expressly authorized to make such communications by the Chief Executive Officer, he or she should decline to comment and should refer any inquiry to the Chief Executive Officer. Requests by any regulatory governments or agencies for information should be referred to the employee's Department Head or the Compliance Officer for review. See Section XV -"Government Investigations."

X.    Insider Trading

      Directors, officers, employees and their immediate families (individuals sharing the same address) may not make investments in securities based on material inside information obtained from the business activities of the Company. Material information is any information that a reasonable investor would consider to be important in deciding whether to buy, sell or hold securities. Inside information is information that has not been publicly disclosed. Some examples of material inside information include:

      *     advance information on possible acquisitions or joint ventures,

      *     earnings forecasts,

      *     expected dividend distributions or securities offerings,

      *     major contract awards,

      *     important discoveries or inventions,

      *     imminent litigation or governmental proceedings.

      Furthermore, it is Company policy that no officer, director or employee of the Company may make any trades in the Company's securities without first speaking with the Treasurer. Each director, officer and employee of the Company must notify the Treasurer or any' other officer designated by the Board of Directors prior to purchasing or selling any securities of the Company. In no event may any director, officer or employee make any purchase or sale of securities of the Company (i) from the date two weeks prior to the end of each fiscal quarter until 48 hours following the Company's public release of earnings for the quarter, (ii) from the time of the public release by the Company of any material information until 48 hours after such release, (iii) during any period when he or she is aware that the Company expects to make a public release of material information in the near future, and (iv) during any other period when he or she has knowledge of any material inside information concerning the Company. However, exercises of stock options for cash are permitted during these periods. All purchases and sales of Company securities by a director or officer of the Company must be cleared in advance with the Treasurer and reported after the fact to the Treasurer. The foregoing requirements also apply to any purchase or sale of securities of the Company by a family member of a director, officer or employee (if applicable) sharing the same address or by a corporation, partnership, trust or other entity owned or controlled by a director, officer or employee (if applicable).

      At no time shall any officer, director or employee of the Company post any entry on the Internet or the other "on-line" information service concerning the Company unless specifically requested by the Chief Executive Officer or the Chairman.

XI.   Intellectual Property

      The Company files patent applications, pursues the registration of trademarks and secures copyrights where appropriate. Company employees who assist in such filings and registrations must not fail to disclose pertinent information or make any misrepresentations in any such filing.

      In addition, the Company respects the intellectual property rights of other companies and third parties. Employees are expected to fully comply with U.S. and foreign laws and regulations protecting such rights. As a matter of course, Company employees should:

      * avoid the use of information and processes which are protected by the patents or copyrights of other parties;

      * comply with contract provisions concerning the non-disclosure and handling of the proprietary information of other parties;

      * avoid using trademarks which may be considered similar to the marks of others; and

      * comply with the provisions of licensed software agreements and copyright statutes and regulations.

XII.  FDA and USDA Compliance

      Both the Food and Drug Administration ( the "FDA') and the U.S. Department of Agriculture (the "USDA") have regulatory authority over the Company and its operations. The FDA and the USDA are charged with assuring the safety and effectiveness of the products manufactured by the Company.

      The Company is dedicated to fully complying with all laws and regulations enforced by the FDA and the USDA. The FDA and the USDA assure compliance with laws and regulations administered by them through inspections of regulated companies, such as IGI. Such inspections and investigations may uncover potential violations of applicable laws and regulations. The Company is committed to promptly responding to all inspections and other actions taken under the authority of the FDA and the USDA and will take practical corrective action when necessary. Relevant Company employees are responsible for being aware of, and familiar with, the laws and regulations enforced by the FDA and the USDA as they apply to the Company and must comply with them to the fullest extent possible. The Company will also provide training for employees regarding FDA and USDA requirements as they apply to the operations of the Company.

      Furthermore, the Company has the highest regard for the health, safety and satisfaction of its customers. Therefore, it is the Company's policy to manufacture and produce high quality products which (i) are safe and effective for their intended uses, (ii) meet or exceed health and safety laws and regulations, and (iii) meet the expectations of our customers. Each employee is charged with the shared responsibility of implementing the Company's policies regarding the safety and effectiveness of the Company's products. If any employee becomes aware of (i) a potential or actual violation of any applicable laws or regulations, or (ii) any circumstances impairing the safety, effectiveness or quality of a Company product (including packaging of a Company product), he or she should immediately inform Quality Assurance, Quality Control and the Chief Executive Officer.

XIII. OSHA and EPA Compliance

      Federal, state and local laws regulate environmental safety and health as well as physical safety and exposure to harmful conditions in the workplace. The Occupational Safety and Health Administration ("OSHA") is charged with assuring safe and healthful working conditions for American workers. Employers are required to comply with safety and health standards covering conditions and operations in the workplace and are required to maintain a workplace that is free from recognized hazards. The Environmental Protection Agency ("EPA") is charged with controlling national pollution levels and protecting the nation's environment. To this end, both agencies have promulgated regulations, applicable to businesses, such as the Company.

      The Company is dedicated to fully complying with all laws and regulations enforced by OSHA and the EPA. All inspections and other actions carried out under the authority of the Occupational Health and Safety Act and all applicable environmental statutes and regulations will be responded to promptly and practical corrective actions will be taken when necessary. Relevant Company employees must be aware of, and familiar with, laws and regulations enforced by OSHA and the EPA as they apply to their duties and comply with them to the fullest extent possible. The Company will also provide training for employees on their OSHA and EPA rights, responsibilities and duties.

      Furthermore, it is the Company' s policy to conduct its operations with the highest regard for the health, safety and protection of the environment, the public and Company employees. The Company is committed to
(i) conducting its operations in a manner designed to minimize environmental, health and safety hazards, reducing waste, and minimizing the impact of the Company' s products and packaging on the environment,
(ii) operating its facilities safely and in a manner that is sensitive to employee and community conditions, and (iii) manufacturing, packaging and selling quality products that meet or exceed health and safety rules and regulations. All employees are charged with the shared responsibility of implementing the Company' s safety and environmental policies. If any employee becomes aware of (i) a potential or actual violation of any applicable laws and regulations, or (ii) practices which are having a negative impact on the safety of the workplace or the quality of the environment, he or she should immediately report such information to the Compliance Officer.

XIV.  Antitrust and Trade Regulation Compliance

      The antitrust laws of the United States and similar laws in other countries are designed to prohibit agreements among companies that fix prices, divide markets, limit production or otherwise destroy market forces. It is the Company's policy to fully comply with the United States antitrust laws and the applicable laws of each jurisdiction where IGI operates or conducts business.

      Certain specific practices which are prohibited by United States Antitrust laws are discussed individually below. Employees should avoid participation or involvement in any of these practices. It is impossible to itemize all practices with which the antitrust laws are concerned. Therefore, when an employee has any doubt as to whether a contemplated action may have the effect of restraining competition and violating any applicable antitrust laws, the employee should consult with the Compliance Officer prior to taking any action.

      A.    Price Fixing

      Competitors are not permitted to agree on the prices they will charge for their products. Accordingly, no Company employee should ever discuss pricing or pricing practices with a competitor of the Company. If an employee is present at a meeting or other function where competitors are discussing prices, he or she must immediately leave the meeting and inform the Compliance Officer.

      In addition, employees may not ask a competitor to reveal past, existing or future prices and may not reveal the Company's existing prices to a competitor unless the competitor is genuinely interested in buying a product.

      B.    Territorial and Customer Allocation

      Competitors may not divide their markets or sales territories among themselves by either geographic area or customer category.

      C.    Refusals to Deal

      The Company may not refuse to conduct business with a customer at the request of a competitor. Any decision to not conduct business with a particular customer should be based on an employee's own judgment with respect to the customer, his or her creditworthiness and other legitimate business reasons. Employees should also avoid engaging in discussions about customers with anyone outside the Company.

      D.    Bid Rigging

      Company employees may not discuss the content of the Company's bids with competitors. Any computing of Company bids must be made without input from a competitor.

      E.    Monopolization

      A Company may not "monopolize" a market. Company employees may not set very low prices in order to drive out a competitor from a particular market with the intention of raising the prices back up again once the competitor has been driven out of the marketplace. Company employees should also not take any other action aimed at harming any individual competitor.

      F.    Tying Arrangements

      A tying arrangement exists when a company improperly conditions the sale of one product on the buyer purchasing another unrelated product. This type of arrangement can raise antitrust implications and should be avoided.

      G.    Boycotts

      Although the Company has the right to decide to whom it should sell its products, the Company may not make such a determination as part of an agreement with another company.

XV.   Government Investigations

      It is the policy of the Company to cooperate with any appropriate governmental investigation. Should any government inquiry arise through the issuance of a written subpoena or written request for information, such request should immediately, and before any action is taken or promised, be submitted to the Chief Executive Officer. In addition, if a director, officer or employee is confronted with any of the following situations, he or she should promptly inform the Chief Executive Officer:

      * a request or subpoena to appear before a Grand Jury or other criminal authority;

      * notification or information of or investigation by criminal authorities;

      * inspections, visits and requests for Company documents by the FBI, Justice Department, U.S. Customs Service, Food and Drug Administration, U.S. Department of Agriculture, and other similar federal, state and foreign government bodies;

      * subpoenas and requests to testify before agencies, commissions, bodies and other legislative and administrative bodies in situations other than an informative or opinion-giving setting, communications or notice received from government bodies or agencies imposing or threatening fines, penalties or injunctive action.

      Furthermore, directors, officers and employees should never (i) destroy any Company documents in anticipation of a request for the documents from a government agency or a court, (ii) alter any Company documents or records for the purpose of obstructing a government investigation, (iii) make false or misleading statements to a government agency or its representatives and employees, (iv) instruct any individual to provide false or misleading information to a government agency or its representatives and employees.

      In addition, directors, officers and employees must not knowingly submit false or misleading information in any government filing or response. Submission of false and/or misleading information subjects the Company and the individual to potentially severe criminal and civil sanctions as well as disbarment from participation in government contracts.

      With respect to certain governmental investigations, the Company's attorneys can represent the interests of both the Company and its directors, officers and employees. However, in other situations the Company may not be able to represent the interests of a director, officer or employee because of a conflict of interest between such individuals and the Company. In such circumstances, an individual may need to obtain independent counsel. Therefore, when any individual becomes involved in a governmental investigation, he or she should first consult with the Company's Chief Executive Officer, and possibly outside counsel, if deemed necessary.

XVI.  Record Keeping

      It is the Company's strict policy to keep accurate books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions relating to the assets as well as the operations of the Company.

      In this regard, personnel charged with the duty of keeping the Company's financial and other records are responsible for ensuring that (i) no undisclosed or unrecorded fund or asset is established or maintained for any purpose, (ii) no withdrawal is made from any disbursement account except by check or other acceptable means of transfer customarily used by major banks, and then only by authorized personnel, (iii) all checks are made to the order of the party entitled to receive payment and no check is made payable to "cash" or other unidentified payee, (iv) no false or artificial entries are made in the Company's books and records, and (v) each payment made by the Company for goods or services is supported by appropriate documentation reflecting the purpose and nature of the payment.

      In addition, the industries in which the Company operates are highly regulated on both the federal and state level by several different agencies. Therefore, to assure compliance with all applicable regulations and to assure the continued quality of the Company's products, it is imperative that all record keeping by Company personnel conform to standards applicable to the pertinent regulatory agencies. These agencies include but are not limited to:

      *     U.S. Department of Agriculture,

      *     U.S. Food and Drug Administration,

      *     U.S. Environmental Protection Agency,

      *     U.S. Customs Service,

      *     U.S. Occupational Safety and Health Agency,

      *     U.S. Department of Transportation, and

      *     various state and local regulatory agencies.

      Furthermore, legal and regulatory practice requires the retention of certain records for various periods of time, particularly in tax, personnel, health and safety, environment, contract and corporate areas. In addition, when litigation or a government investigation or audit is pending or imminent, relevant records must not be destroyed until the matter is resolved. After such a proceeding has been resolved, the relevant business documents may be disposed in accordance with applicable Company policy.

XVII. IGI's Dealings Outside the United States

      Any decision to expand the Company' s distribution or to establish operations in countries other than those in which it is already qualified to do business may carry important legal and tax implications. Therefore, an officer or employee should not undertake to expand the Company's operations in any foreign country without prior consultation with the Chief Executive Officer or his designee.

      Furthermore, all accounts established and maintained by the Company abroad must be clearly identified in the Company's financial records. All cash payments received by the Company abroad shall be promptly recorded on the Company's books of account and deposited in an account maintained with a bank or other institution approved by the treasurer or officer with similar responsibilities of the entity receiving such payment. No funds shall be maintained by the Company abroad in the form of negotiable currency except to the extent reasonably required for normal business operations. See Section VIII - "Gifts, Entertainment and other Forms of Payment to Third Parties -- Foreign Corrupt Practices Act."

                                  IGI, INC.
                         BUSINESS CONDUCT GUIDELINES
                                January 2003

IGI'S COMMITMENT TO INTEGRITY AND COMPLIANCE

PERSONAL INTEGRITY                                                      1
      Standards of Business Conduct                                     1
      Conflicts of Interest                                             1
      Protection of Property                                            1
      Business Records                                                  1
      Insider Trading                                                   2

COMPANY, EMPLOYEE AND COMMUNITY RELATIONSHIPS                           3
      Employee Relations                                                3
      Environmental Protection, Health and Safety                       3
      Political Contribution and Activities                             3

RELATIONSHIPS WITH OTHER PARTIES                                        4
      Gifts and Entertainment                                           4
      Improper Payments                                                 4
      Customers and Suppliers                                           4
      Antitrust and Unfair Competition                                  4

COMPLIANCE                                                              5
      IGI's Compliance Program                                          5
      Reporting Violations                                              5

PERSONAL COMMITMENT/ACKNOWLEDGEMENT                                     6


IGI COMPLIANCE OFFICER - Chief Financial Officer

IGI CORPORATE COUNSEL - Diane Mulligan, Phone No. 973-605-5869

IGI provides the Business Conduct Guidelines to its Employees Company wide. The Guidelines are not an employment contract and do not create contractual rights.


PERSONAL INTEGRITY

STANDARDS OF BUSINESS CONDUCT
As IGI employees, we are expected to carry out the Company's business with honesty, Integrity and high ethical standards. These standards should govern our conduct when making decisions which affect IGI.

CONFLICTS OF INTEREST
IGI respects the right of all employees to engage in personal activities outside of work. However, each of us has the responsibility to avoid activities, which conflict or appear to conflict with our job responsibilities or the interests of IGI. Any employee activity, which may involve a conflict of interest or even the appearance of a conflict of interest, must first be approved by the employee's direct supervisor with the assistance of the employee's ethics/compliance officer or Company legal counsel.

The following are examples of conflicts of interest:
* Engaging in employment or any other activity that interferes with our ability to devote the required time and attention to our job responsibility at IGI.
* Holding a significant financial interest in a current or prospective customer, supplier or competitor of IGI, or serving as an employee, consultant or director of that Company.
*     Directing IGI business to a supplier owned or managed by a relative.
*     Supervising the job performance or compensation of a relative.
* Using confidential Company information or improperly using Company assets for personal benefit or the benefit of others.

PROTECTION OF PROPERTY
We must protect and safeguard Company property and the property of our customers, suppliers and business partners. This applies to property and assets of all kinds, including equipment, supplies and real estate, as well as proprietary business information.

Protection of non-public Company information is especially important. Unauthorized use or release of information regarding plans, strategies, costs or prices, pending contracts or unannounced products could jeopardize the Company's competitive position.

BUSINESS RECORDS
Government agencies, customers and suppliers rely upon the integrity of our business records. All business records (for example, timecards, purchase orders, quality reports and financial records) must accurately reflect the transactions of the Company in accordance with all applicable requirements. We will not create or permit false or misleading entries to be made in the records of the Company under any circumstances.

PERSONAL INTEGRITY

INSIDER TRADING
Employees are prohibited from buying or selling IGI securities while the employee is aware of material information about IGI that has not been disclosed to the public. Information is considered material if it would affect a reasonable investor's decision to purchase or sell a security, including stock, bonds or options. Sharing such information with unauthorized persons is also prohibited. Trading in the securities of a company doing business with IGI is subject to the same restrictions described above.

The rules on insider trading are complex. Questions or concerns regarding a proposed transaction should be referred to Company legal counsel.


COMPANY, EMPLOYEE AND COMMUNITY
RELATIONSHIPS

EMPLOYEE RELATIONS
We are committed to equal opportunity in employment and to a work environment that recognizes and values employee diversity. Each of us is responsible for acting in a matter that will help IGI achieve the following goals:

Equal Opportunity. It is our policy to employ, train, promote and compensate individuals based on merit, job-related qualifications and abilities. IGI is committed to providing equal opportunity in employment regardless of race, color, religion, national origin, sex, age, sexual orientation, marital status, handicap, disability or status as a veteran.

Diversity. We value the difference among our employees. Individual differences enrich the workplace and improve our ability to attract employees and work with customers. A work environment which values individual differences and encourage the full contribution of every employee creates a strong Company.

No Harassment. Any kind of harassment by or against our employees is prohibited. Sexual harassment is of special concern. Prohibited conduct includes the making of unwelcome sexual advances or engaging in any other conduct with sexual overtones which interferes with an individual's work performance or creates an intimidating hostile or offensive work environment.

Drug Free Workplace. Possession, use, sale or distribution of any illegal drug in the workplace or while conducting Company business off premises is strictly prohibited. Illegal drugs have an adverse effect on employees' performance, jeopardize the safety of co-workers and constitute a risk to the business and interests of the Company.

ENVIRONMENT PROTECTION, HEALTH AND SAFETY
We are committed to being an environmentally responsible company and to provide a safe and healthful workplace for our employees. We will comply with all applicable environmental, health and safety laws and regulations wherever IGI does business.

POLITICAL CONTRIBUTIONS AND ACTIVITIES
Contributions of Company funds or the use of Company assets or facilities for the benefit of political parties or candidates anywhere in the world is prohibited.

IGI encourages all employees to participate personally in the political process and to support political parties and candidates of their choice.


RELATIONSHIPS WITH OTHER PARTIES

GIFTS AND ENTERTAINMENT
IGI employees should not give or receive business gifts of more than nominal value.

Gifts having a value of U.S. $50 or less are permitted. The giving or receiving of gifts of a value in excess of U.S. $50 requires the approval of a Corporate Officer. Any gifts, which are not permitted or have not been approved should be declined or turned over to the Company.

The giving or receiving of reasonable and customary meals and entertainment in the normal course of business is permitted. Lavish meals or inappropriate entertainment should always be avoided.

Questions about gifts or entertainment should be resolved by the employee's direct supervisor with the assistance of the employee's ethics/compliance officer or Company legal counsel.

IMPROPER PAYMENTS
Payments or acceptance of bribes, kickbacks or other improper payments while conducting IGI business is prohibited. This prohibition applies to dealing with current or potential customers, suppliers, representatives, consultants or other parties seeking to establish a business relationship with IGI.

CUSTOMERS AND SUPPLIERS
We work to build strong business relationships with our customers and suppliers based on lawful, honest business practices and the best interests of IGI. We are committed to the pursuit of excellence in all of our products and services, and strive to meet or exceed our customers' expectations for quality, integrity, safety, delivery and reliability.

When we contract for goods and services on behalf of IGI, we should avoid doing anything that might compromise our objectivity or impair IGI's reputation. Our purchasing decisions should always be based on appropriate business criteria such as price, quality, technical leadership, reliability and the reputation of the supplier.

ANTITRUST AND UNFAIR COMPETITION
IGI's goal of offering products that are competitive in quality, reliability and price is to be achieved without sacrificing business integrity. We will use only proper and legal means of gathering marketing and business information concerning competitors.


COMPLIANCE

IGI is committed to complying with all applicable laws and regulations. Each of us is expected to be familiar with laws and regulations that apply to our business operations and to seek help from Company legal counsel when questions arise.

IGI's Program as been established to prevent, detect and correct violations of law and Company policies and procedures. As part of the program, each Manager and Supervisor will discuss the guidelines during the Annual Performance review process and every employee will sign a current Compliance Report. A copy of the Guidelines will be included in the new employee packet and every new hire will be required to sign a compliance report. For further information on the Compliance Program, consult with the Corporate ethics/compliance officer or with Company legal counsel.

REPORTING VIOLATIONS
Each of us has a responsibility to promptly report suspected or known violations of the IGI Business Conduct Guidelines, including any violation of law. Reports normally should be made through regular reporting channels. However, an employee may choose to make a report to the Corporate ethics/compliance officer or the Company legal counsel. There will be no reprisal or retaliation against any employee for reporting in good faith a suspect or known violation. If requested, we will strive to maintain the confidentiality of the source.

Suspected violations will be investigated by appropriate Corporate personnel. Where an investigation reveals the need to take corrective action, we will implement changes to systems, practices and procedures.

Violations of the IGI Business Conduct Guidelines are subject to disciplinary action up to and including discharge. In many instances, a violation of these Guidelines may be a violation of law subjecting the employee and IGI to civil or criminal penalties, fines or other sanctions

                                  IGI, INC.
                         BUSINESS CONDUCT GUIDELINES
                      2003 ANNUAL REPORT OF COMPLIANCE

As an IGI employee I certify that I am familiar with the IGI Business Conduct Guidelines. I agree to comply with the IGI Business Conduct Guidelines, and all applicable laws in all actions, which I understand to perform for or on behalf of IGI.

I understand that in accordance with the section entitled "Reporting Violations" in the Guidelines, I am obligated to promptly report in good faith any actual or suspected violations of the IGI Business Conduct Guidelines, including any violation of law, without fear of retribution for such reporting. I further understand that any violation reported will be investigated.

I certify that I am not aware of any actual or suspected violations reportable under the IGI Business Conduct Guidelines, which have not been previously reported.


-----------------------------------    ------------------------------------
Operation                              Employee Signature


-----------------------------------    ------------------------------------
Date                                   Employee Name (Print/Type)


                                       ------------------------------------
                                       Employee Title